Exhibit 10.1

March 13, 2025

Stadium Capital Management, LLC
199 Elm Street
New Canaan, CT 06840
Attention: Alexander M. Seaver

Dear Mr. Seaver:
This letter agreement (this “Agreement”) constitutes the agreement between Sleep Number Corporation (the “Company”) and Stadium Capital Management, LLC (collectively with its affiliates, “Stadium”), with respect to the matters set forth below.
1.Board Matters.
(a)Prior to or simultaneously with the execution of this Agreement, the Company’s board of directors (the “Board”) shall have received irrevocable notices from Michael J. Harrison, Shelly R. Ibach and Barbara R. Matas of their intent not to stand for re-election at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) such that the only directors to be nominated for election to the Board at the 2025 Annual Meeting shall be Linda Findley, Deborah L. Kilpatrick and Hilary A. Schneider, it being understood and agreed that Ms. Schneider shall be reclassified as a member of the Board in the class with a term expiring at the 2025 Annual Meeting.
(b)Simultaneously with the execution of this Agreement, the Board shall take, or confirm it has taken, such actions as are necessary to accept the tendered irrevocable resignations from the Board of the following incumbent directors:
(i)Stephen L. Gulis, effective as of the earlier to occur of (i) completion of the Company’s debt refinancing or (ii) the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”); and
(ii)Brenda J. Lauderback, effective as of December 31, 2025.
(c)Immediately following the conclusion of the 2025 Annual Meeting, the Board shall take all necessary actions to reduce the size of the Board from twelve (12) to nine (9) directors. Effective upon the earlier to occur of (i) the resignation of Mr. Gulis and (ii) the resignation of Ms. Lauderback, the Board shall take all necessary actions to reduce the size of the Board from nine (9) to eight (8) directors. Effective upon the later to occur of (i) the resignation of Mr. Gulis and (ii) the resignation of Ms. Lauderback, the Board shall take all necessary actions to reduce the size of the Board from eight (8) to seven (7) directors.

2.Management Development and Compensation Committee. Simultaneously with the execution of this Agreement, the Board shall take all necessary actions to appoint Ms. Schneider as the Chair of the Management Development and Compensation Committee of the Board, effective as of the 2025 Annual Meeting.
3.Withdrawal of Director Nominations. Simultaneously with the execution of this Agreement, Stadium’s notice to the Company of its intent to nominate certain candidates for election to the Board at the 2025 Annual Meeting, dated December 2, 2024, will be irrevocably withdrawn.
4.Voting. At the 2025 Annual Meeting, Stadium shall vote (or cause to be voted) any and all shares of the Company which it beneficially owns and which it has the right to vote on the record date for such meeting in favor of Linda Findley, Deborah L. Kilpatrick and Ms. Schneider.
5.Non-Disparagement. Until the Termination Date (as defined below), each of Stadium and the Company agrees it shall not make or issue any press release, public statement or public announcement that constitutes an ad hominem attack on, or otherwise disparages or causes to be disparaged, the other party or any of its respective directors, officers or employees.
6.Termination. Unless otherwise mutually agreed to in writing by each of Stadium and the Company, this Agreement shall remain in effect until the date that is the earlier to occur of (i) thirty (30) days prior to the deadline for delivery of notice under the Restated Bylaws of the Company for the nomination of director candidates for election to the Board at the 2026 Annual Meeting or (ii) one hundred twenty (120) days prior to the first anniversary of the date that the Company first releases its proxy statement to shareholders in connection with the 2025 Annual Meeting (such date, the “Termination Date”), it being understood that the Company shall be required to give sufficient advance notice to Stadium in the event the Company determines to advance or delay the 2026 Annual Meeting, so that Stadium will continue to have no less than thirty (30) days to nominate at such meeting.
7.Expenses. No later than seven (7) business days following the execution of this Agreement, the Company shall reimburse Stadium for its documented out of pocket fees and expenses incurred in connection with the negotiation and entry into this Agreement, the 2025 Annual Meeting and the matters related thereto; provided, however, that such reimbursement shall not exceed $500,000 in the aggregate.
8.Press Release. Promptly following execution of this Agreement, the Company shall issue a mutually agreeable press release in the form set out in Exhibit A.
9.Governing Law. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to its conflict of laws principles.
If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us. An executed copy of this

Agreement may be transmitted by email and the transmission of a signature by such means constitutes effective delivery.
[signature page follows]

Yours truly,

SLEEP NUMBER CORPORATION
By:	/s/ Samuel Hellfeld
Name: Samuel Hellfeld
Title: Chief Legal and Risk Officer

AGREED and ACCEPTED as of this 13th day of March 2025.

STADIUM CAPITAL MANAGEMENT, LLC
By:	/s/ Alexander M. Seaver
Name: Alexander M. Seaver
Title: Manager

Exhibit A

Form of Press Release

Sleep Number Enters into an Agreement with Largest Shareholder Stadium Capital

Significant changes enable a smaller, more agile Board structure

MINNEAPOLIS--(March 13, 2025)-- Sleep Number Corporation (Nasdaq: SNBR) (“Sleep Number”) today announced that it has entered into an Agreement (the “Agreement”) with Stadium Capital Management, LLC (collectively with its affiliates, “Stadium Capital”), the company’s largest shareholder. As part of the Agreement, and combined with other recent announcements, five current members of the Sleep Number Board of Directors (the “Board”) will be retiring.

As previously announced, Michael J. Harrison and Shelly R. Ibach will not stand for reelection to the Board at the company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). Pursuant to the Agreement, and consistent with the stated intention of the Board to refresh its composition and reduce its size, three additional current directors will be retiring from the Board, including Barbara R. Matas who has agreed not to stand for reelection at the 2025 Annual Meeting. Additionally, Brenda J. Lauderback and Stephen L. Gulis, Jr. have agreed to accelerate their previously announced retirements. Lauderback will retire by December 31, 2025, and Gulis will retire effective as of the earlier to occur of (i) completion of the company’s debt refinancing, or (ii) the company’s 2026 Annual Meeting of Shareholders.

The Board has also appointed incumbent director Hilary A. Schneider as Chair of the Management Development and Compensation Committee. This will be effective following the 2025 Annual Meeting, in anticipation of Lauderback’s retirement.

“I appreciate the time Stadium Capital has spent with Linda Findley, our incoming President and Chief Executive Officer, and me,” said Phillip M. Eyler, incoming Chair of the Board. “We are pleased to have reached this agreement so that Linda and the Board can focus their full attention on strengthening Sleep Number’s performance during this challenging market environment and continuing to position the company for profitable growth. We are committed to maximizing value for our shareholders. We look forward to and welcome constructive input from Stadium Capital and other shareholders as we make important decisions for the future of Sleep Number.”

“On behalf of the Board, I would like to thank Barbara, Brenda and Steve for their many contributions and their years of dedicated service to the company,” continued Eyler. “We wish them the very best in their future endeavors.”

“We appreciate the Board working constructively with us to reach an agreement that facilitates our mutual goal of significant Board refreshment and renewal,” said Alexander M. Seaver, Co-Founder and Managing Partner of Stadium Capital. “Sleep Number’s Board and leadership team are taking difficult, but necessary, steps to position the company for success. Over the past few weeks, we have had the opportunity to get to know Linda and Phil through several extensive discussions about the business. There is significant work to be done to reposition and strengthen Sleep Number, and we believe this new leadership team is focused on the right priorities and can accelerate Sleep Number’s transformation. We look forward to working closely and collaboratively with Sleep Number’s new leadership team and refreshed Board.”

Pursuant to the Agreement, Stadium Capital has agreed to withdraw the director nominations it had previously submitted to the company and vote all of its shares in favor of Sleep Number’s nominees at the 2025 Annual Meeting. A copy of the Agreement will be included as an exhibit to the company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Sleep Number Corporation

Sleep Number is a sleep wellness company. We are guided by our purpose to improve the health and wellbeing of society through higher quality sleep; to date, our innovations have improved nearly 16 million lives. Our sleep wellness platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our 32 billion hours of longitudinal sleep data and expertise to research with global institutions.

Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized digital sleep and health insights; our millions of Smart Sleepers are loyal brand advocates. And our 3,700 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in nearly 650 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number® store near you, our newsroom and investor relations sites, or SleepNumber.com.

Forward-looking Statements

Statements used in this news release relating to future plans and events such as the statements about the company and Board’s leadership changes, its ability to advance its ongoing transformation, strengthen its performance, complete any debt refinancing, make important decisions, and position the company for profitable growth are forward-looking statements subject to certain risks and uncertainties which could cause the company’s results to differ materially. The most important risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission, including in Item 1A of the company’s Annual Report on Form 10-K and other periodic reports. Forward-looking statements speak only as of the date they are made, and the company does not undertake any obligation to update any forward-looking statement.

Investor Contact: Dave Schwantes; investorrelations@sleepnumber.com
Media Contact: Julie Elepano; julie.elepano@sleepnumber.com